Exhibit 10.3

9244 Balboa Avenue · San Diego, CA 92123 · tel 858-503-3300 · fax 858-503-3301 www.maxwell.com

Termination Agreement

between

Alain Riedo (hereinafter “Alain Riedo”)

and

Maxwell Technologies SA, Route de Montena 65, 1728 Rossens, (hereinafter “Maxwell”)

1.	Termination

1.1.	The employment contract between Alain Riedo and Maxwell, dated December 22, 2001, shall be terminated as of the end of the applicable notice period, i.e. October 31, 2009 (hereinafter “Termination Date”).

1.2.	Alain Riedo will be released immediately from work until the Termination Date (hereinafter “Release Period”). Alain Riedo will be available for inquiries and questions during the Release Period and will reasonably cooperate as requested by Maxwell.

2.	Compensation

2.1	Alain Riedo shall continue to receive his ordinary salary until the Termination Date.

2.2	As of the Termination Date, Alain Riedo’s accrued and not taken vacation will be paid.

2.3	The bonus for the calendar year 2009 shall be paid to Alain Riedo pro rated up to the Termination Date, to the extent that such a bonus is owed according to the applicable bonus provisions. Such bonus payment, if owed, shall be due on April 1, 2010.

2.4	As a part of this termination package Alain Riedo shall receive an additional payment of CHF 334,445.86. Any remaining claims for compensation (such as the entertainment allowance) as well as payment of any further bonus or indemnification (including Article 6 of the employment contract) are compensated by this payment. This payment shall be made on a date designated by Mr. Riedo. However, this payment shall not be made earlier than November 1, 2009 and no later than December 31, 2010.

2.5	Alain Riedo’s 2008 bonus will be paid in August of 2009 as previously communicated and set forth in attachment A to this agreement.

2.6	Alain Riedo’s stock option exercise period shall be extended through October 31, 2010.

2.7	If restricted stock milestones M0002 and M0025 are achieved prior to October 31, 2010, the respective stock restrictions shall be lifted accordingly.

2.8	Maxwell will deduct, as applicable, any legally owed taxes and other levies (namely social insurance contributions) from the abovementioned amounts.

3.	Return of Documents, office infrastructure

3.1	Subject to a separate appointment with Mr. Reineck, Alain Riedo will hand over IN PERSON all documents and items owned by Maxwell to the Rossens office, Route de Montena 65, to Mr. Reineck on July 18, 2009.

3.2	The documents and items subject to Clause 3.1 particularly consist of the return of all contract documents, meeting notes, Leads-lists, customer files, pending items (notification of all appointments to and after the Termination Date) as well as the entire office infrastructure made available to Alain Riedo such as notebook computer, PDA, mobile phone, printer, media such as CDs, DVDs and memory sticks, as well as the entire remaining material owned by Maxwell.

3.3	The buyout of the leased car driven by Alain Riedo is subject of a separate agreement. In the case that such agreement is not signed by October 31, 2009, Alain Riedo is obligated to return the car immediately.

4.	Professional secrets / non disclosure

4.1	Alain Riedo acknowledges that he remains bound by the obligation to protect professional and commercial secrets/confidential information even after termination of the employment contract.

4.2	Alain Riedo agrees to keep the content of this Agreement strictly confidential.

5.	Settlement clause

5.1	With the fulfillment of this agreement the parties declare to be entirely satisfied and settled. No further claims may be raised unless otherwise provided for in this agreement. Any liability of Alain Riedo resulting from his actions during the Release Period shall be excluded from the aforementioned settlement.

6.	Governing Law

6.1	Disputes arising from this agreement shall be governed by the laws of Switzerland.

Maxwell Technologies SA	Alain Riedo

San Diego 14 July 2009	San Diego July 14th, 2009
(Location, Date)	(Location, Date)

/s/ David J. Schramm	/s/ Alain Riedo
David J. Schramm	(Signature)

                Exhibit A

Maxwell Technologies, Inc.

2008 BONUS PAYOUT

EMPLOYEE NAME	Alain Riedo

MAXWELL SHARES ISSUED	6186

CASH ISSUED	$33,605.00